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                                                              File No. 333-44677
                                                                  Rule 424(b)(3)

                             PROSPECTUS SUPPLEMENT
                                      TO
                       PROSPECTUS DATED FEBRUARY 6, 1998



                          KEY ENERGY SERVICES, INC.

                                106,000 SHARES
                                 COMMON STOCK


     Nabors Acquisition Corp. IV (the "Selling Shareholder") is hereby offering for resale one hundred thousand (106,000) shares of Common Stock (the "Shares") of Key Energy Services, Inc., a Maryland corporation (the "Company"). Three thousand (3,000) Shares are being offered at $12.125 per share, three thousand (3,000) Shares are being offered at $12.00 per share, fifty thousand (50,000) Shares are being offered at $11.2284 per Share, twenty-five thousand (25,000) Shares are being offered at $11.3125 per share, and twenty-five thousand (25,000) Shares are being offered at $11.1425 per share. The Shares are being offered by, and are being sold through ordinary brokerage transactions, with customary commissions being paid by the Selling Shareholder in connection with such resale. The Company will not receive any of the proceeds from the resale of the Shares offered hereby.

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol KEG. On March 31, 2000, the closing price of the Common Stock, as reported on the NYSE, was $11.5625 per share.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" ON PAGE 4 OF OUR PROSPECTUS DATED FEBRUARY 6, 1998.

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    Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is illegal.
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           The date of this prospectus supplement is March 31, 2000.